UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2009

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2009, Micromet, Inc. through its wholly-owned subsidiary Micromet AG (collectively, the “Company”) entered into an agreement for the process development and manufacture of blinatumomab (the “Agreement”) with Lonza AG (“Lonza”), a market leading custom manufacturer of antibodies and other biologics.

Under the terms of the Agreement, Lonza will establish the current manufacturing process for blinatumomab and develop the process to a scale sufficient for the manufacture of blinatumomab for commercial sale.  In addition, Lonza will manufacture blinatumomab for clinical trials.  The Company has the option to engage Lonza for the manufacture of blinatumomab for commercial sale based on financial terms established in the Agreement.  The manufacturing process to be developed by Lonza can be transferred, under financial terms agreed in the Agreement, to another contract manufacturer in order to either establish a second source for supply or in the event that the Company desires to transfer manufacturing to a third party.  The work plan anticipates payments in the amount of approximately ₤4 million for the activities to be performed by Lonza during the first twelve months of the Agreement.  Either party may terminate the Agreement for material breach by the other party. In addition, the Agreement may be terminated by the Company at any time upon no less than thirty days prior notice, subject to certain termination payments that may apply depending on the timing of the termination notice.

The foregoing description of the Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

Item 8.01. Other Events.

On November 24, 2009, the Company issued a press release announcing the Company’s entry into an agreement for the process development and manufacture of blinatumomab with Lonza, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: November 27, 2009	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 24, 2009.